Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement of Valuesetters, Inc. (a development stage company) on Form 10 of our report dated August 30, 2013 with respect to our audit of the financial statements of Valuesetters, Inc. as of April 30, 2013 and 2012 and for the years ended April 30, 2013 and 2012, which report is included in this Registration Statement on Form 10 of Valuesetters Inc. for the years ended April 30, 2013 and 2012.

Silberstein Ungar, PLLC

Bingham Farms, Michigan

August 30, 2013